EXHIBIT 10.6
Marasco Letter Agreement
                                                             Exhibit 10.6

PHASE III MEDICAL, INC.
330 South Service Road
Suite 120
Melville, New York  11747
631 574.4955

August 12, 2004

Wayne A. Marasco, M.D., Ph.D.
Department of Cancer Immunology & AIDS
Dana-Farber Cancer Institute - Harvard Medical School
44 Binney Street
Boston, MA 02115

Dear Dr. Marasco:

      We are pleased to extend to you an invitation to become the Senior Scientific Advisor ("SSA") of Phase III Medical, Inc. (the "Company").

      As you know, the Company is a public company that, among other things, provides capital and guidance to companies, within the medical sector, in exchange for revenues, royalties and other contractual rights known as "royalty interests," that entitle it to receive a portion of revenue from the sale of pharmaceuticals, medical devices and biotechnology products. As SSA, you will be responsible for assisting the Company in reviewing and evaluating business, scientific and medical opportunities, and for other discussions and meetings that may arise during the normal course of the Company conducting its business. You will report your reviews and evaluations to the Chief Executive Officer and President who will have direct responsibilities for Business Development decisions. In keeping with Harvard Medical School's new policies on Conflicts of Interest and Commitment for full-time Faculty Members (accepted May 26, 2004), your position will not include any fiduciary or other responsibilities that are required to operate a material segment of the operations of the business.

      This Letter Agreement shall be effective as of August 12, 2004 (the "Commencement Date") and shall continue for a period of three (3) years from the Commencement Date (the "Term"). For all services rendered by you in any capacity required hereunder during the Term, you shall be entitled to an annual salary of $84,000 for the first year of the Term, $92,400 for the second year of the Term, and $101,640 for the third year of the Term payable within normal payroll practices of the Company, provided that all conditions to payment specified herein have been met. In addition to the annual cash compensation stated in the

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preceding  sentence,  you shall  also be  entitled  to five (5%)  percent of all collected revenues ("additional cash compensation") derived from the Company's royalty or other revenue sharing agreements, provided that the amount of annual salary and additional cash compensation (in the form of such revenue sharing) shall not exceed $200,000 per year during the Term. Such additional cash compensation shall be payable quarterly within 45 days of the end of each quarter, provided that all conditions to payment specified herein have been met.

      Although the annual cash compensation and additional cash compensation stated above shall begin to accrue as of the Commencement Date, you will not be entitled to receive any such amounts until the Company raises $1,500,000 in additional equity financing after the Commencement Date. In light of such repayment restrictions, and in further consideration for your services hereunder, upon execution of this Letter Agreement, you will be granted an option, fully vested, to purchase 675,000 shares of the Company's common stock at an exercise price of ten cents per share. The shares will be subject to a one year lockup as of the date of grant. The exercise period will be ten years, and the grant will otherwise be in accordance with the Company's 2003 Equity Participation Plan and Non-Qualified Stock Option Grant Agreement. In addition, in the event that the closing price of the Company's common stock equals or exceeds fifty cents per share for any five consecutive trading days during the Term, the Company shall grant you, on the day immediately following the end of the five day period, pursuant to the 2003 Equity Participation Plan and a Stock Option Agreement, an option for the purchase of an additional 1,000,000 shares of common stock substantially upon the terms of the initial option and in the form of the initial option agreement, except that the exercise price shall be fifty cents per share. You will not be entitled to any further option grants as a director of the Company under any existing or future plans, but you will be entitled to participate in any future option plans established by the board for the officers of the Company so long as you remain as SSA.

      The Company shall pay or reimburse you for all reasonable travel or other expenses incurred by you in connection with the performance of your duties and obligations under this Letter Agreement, subject to your presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish (including any procedures established to preserve any deductions for Federal income taxation purposes to which the Company may be entitled).

      This Letter Agreement shall automatically terminate upon your death or permanent disability. In addition, the Company may also terminate this Agreement with or without cause immediately upon written notice to you. A termination for cause would occur in the event that you, after written notice and an opportunity to cure, consistently and willfully refuse to perform the services required by you under this Letter Agreement. You may terminate this Letter Agreement upon thirty days' prior written notice to the Company. In the event this Letter Agreement terminates due to your death, permanent disability or upon notice from the Company with or without cause, earned but unpaid cash and additional cash compensation and unreimbursed expenses due as of the date of termination of this Letter Agreement shall be payable in full. However, no other payments shall be made, nor benefits provided, by the Company under this Letter Agreement except as otherwise required by law. In the event that the Company decides to terminate your employment without cause prior to the end of the three year term, you will be entitled to receive a severance payment equal to one

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year's  salary,  paid at the same  level  of  salary  as you are then  currently receiving and as a single payment to be paid promptly after the last day of employment as SSA, in exchange for your execution of a release of all other claims against the Company.

      You acknowledge that, as SSA, you will have access to the Company's confidential information and that all confidential information shall be and remain the sole property of the Company and that you will not at any time, now or in the future, disclose, disseminate or otherwise make public any of the confidential information without the express written permission of the Company.

      You hereby represent and warrant that (i) you have the legal capacity to execute and perform this Letter Agreement, (ii) this Letter Agreement is a valid and binding agreement enforceable against you according to its terms, (iii) the execution and performance of this Letter Agreement does not violate the terms of any existing agreement or understanding to which you are a party or by which you may be bound and (iv) you have, and will, maintain during the Term, all requisite licenses, permits and approvals necessary to perform the duties of SSA set forth herein. You also hereby agree that you shall not participate in any medical, health, and insurance plans which may from time to time be in effect for employees of, or consultants to, or other agents of, the Company. You hereby acknowledge to the Company that you desire to, and are capable of, securing such benefits independent of your relationship with the Company.

      This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Any claim, controversy or dispute between the parties hereto, arising out of, relating to, or in connection with this Letter Agreement or any aspect of your services to the Company hereunder, including but not limited to the termination of this Letter Agreement and any and all claims in tort or contract, shall be submitted to arbitration in Melville, New York, pursuant to the American Arbitration Association ("AAA") National Arbitration Rules for the Resolution of Employment Disputes. This provision shall apply to claims against the Company and/or its affiliates and their respective current or former employees, agents, managers, officers and/or directors. Any issue about whether a claim is covered by this Letter Agreement shall be determined by the arbitrator. There shall be one arbitrator, who (a) shall be chosen from a panel provided by the AAA and who shall apply the substantive law of the State of New York, (b) may award injunctive relief or any other remedy available from a judge, including attorney fees and costs to the prevailing party, and (c) shall not have the power to award punitive damages. Judicial review of the arbitrator's award shall be strictly limited to the issue of whether said award was obtained through fraud, corruption or misconduct.

      This Letter Agreement shall be binding upon, and shall inure to the benefit of, the Company and you and its and your respective permitted successors, assigns, heirs, beneficiaries and representatives. This Letter Agreement is personal to you and may not be assigned by you without the prior written consent of the Company. Any attempted assignment in violation of this paragraph shall be null and void. This Letter Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

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      The Company  acknowledges  the  Dana-Farber  Cancer  Institute's  standard consulting agreement provisions. These provisions, which were attached as Exhibit A to a Board of Director's Engagement Letter dated May 19, 2003 by the Company, as agreed to and accepted by you, have been reviewed and approved by the Company.

      The company recognizes the constraints on your time and agrees that your efforts on behalf of the Company, as a Director and SSA, will not require more than four (4) hours per week, scheduled to accommodate your existing commitments.

      We are excited about your involvement with the Company and look forward to a long and mutually rewarding scientific and business relationship.

      For our records, I would appreciate your countersigning the attached copy of this Letter Agreement and returning the same to me at your earliest convenience.

                                                   Sincerely,

                                                   Mark Weinreb, President & CEO
                                               Date Signed: November 18, 2004

Accepted and agreed to:


-----------------------------
Wayne A. Marasco, M.D., Ph.D.
Date Signed: November 18, 2004